For Immediate Release

Contact:                 Sandra M. Mitchell, Vice President/Director of Corporate Communications
(860) 456-6509

SI Financial Group, Inc. Completes
Second-Step Conversion and $52.4 Million Stock Offering

January 12, 2011, Willimantic, CT– SI Financial Group, Inc. (Nasdaq: SIFI), holding company for Savings Institute Bank and Trust Company, announced that it has completed the conversion of Savings Institute Bank and Trust Company from the mutual holding company form of organization to the stock form of organization as well as its concurrent public stock offering.

As a result of the conversion and offering, SI Financial Group, Inc., (“New SI Financial Group”), a newly formed Maryland corporation, became the holding company for Savings Institute Bank and Trust Company, and SI Bancorp, MHC and existing SI Financial Group, Inc., a federal corporation (“Old SI Financial Group”), ceased to exist.  As part of the conversion, each existing share of Old SI Financial Group common stock (other than those owned by SI Bancorp, MHC) has been converted into the right to receive 0.8981 of a share of New SI Financial Group common stock.  Shares on Old SI Financial Group Common Stock will no longer trade on the Nasdaq Global Market.  Shares of New SI Financial Group common stock will begin trading on January 13, 2011 on the Nasdaq Global Market under the trading symbol SIFID for a period of 20 trading days.  Thereafter, the trading symbol will be SIFI.

A total of 6,544,493 shares of common stock was sold in the subscription and community offerings at $8.00 per share, including 392,670 shares purchased by the Savings Institute Bank and Trust Company Employee Stock Ownership Plan.  Approximately 4,032,974 additional shares were issued in exchange for shares of Old SI Financial Group.  Cash will be paid in lieu of fractional shares in the exchange, based on the offering price of $8.00 per share.  Total shares outstanding after the stock offering and the exchange are approximately 10,577,467 shares.

Stock certificates for shares purchased in the offering are expected to be mailed to subscribers on or about January 12, 2011.  Stockholders of Old SI Financial Group holding shares in street name will receive shares of New SI Financial Group within their accounts automatically.  Stockholders of Old SI Financial Group holding shares in certificated form will be mailed a letter of transmittal on or about January 14, 2011 and will receive new certificates for their shares of New SI Financial Group common stock and cash in lieu of fractional shares after returning their stock certificates and a properly completed letter of transmittal to New SI Financial Group’s transfer agent.

Stifel, Nicolaus & Company, Incorporated acted as financial advisor and marketing agent to SI Financial Group.  Kilpatrick Townsend & Stockton LLP acted as legal counsel to SI Financial Group.

SI Financial Group is the holding company for Savings Institute Bank and Trust Company. Established in 1842, Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-one branch locations, Savings Institute Bank and Trust Company offers a full-range of financial services to individuals, businesses and municipalities within its market area.

This press release contains certain forward-looking statements about the conversion and offering.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which SI Financial Group and Savings Institute Bank and Trust Company are engaged.